EXHIBIT 10.8
ELEVANCE HEALTH
BOARD OF DIRECTORS’
DEFERRED COMPENSATION PLAN
As Amended and Restated Effective June 28, 2022

EXHIBIT 10.8
TABLE OF CONTENTS
i

EXHIBIT 10.8

Section 5.04 Liability	9
ARTICLE VI AMENDMENT OR TERMINATION OF PLAN	9
Section 6.01 Termination	9
Section 6.02 Amendment	9
ARTICLE VII MISCELLANEOUS	9
Section 7.01 Successors	9
Section 7.02 Choice of Law	9
Section 7.03 No Service Contract	10
Section 7.04 Non-Alienation	10
Section 7.05 Disclaimer	10
Section 7.06 Designation of Beneficiaries	10
Section 7.07 Ownership of Shares	10

ii

EXHIBIT 10.8
ELEVANCE HEALTH
BOARD OF DIRECTORS’
DEFERRED COMPENSATION PLAN,
(AS AMENDED AND RESTATED JUNE 28, 2022)
PREAMBLE
The Elevance Health Board of Directors’ Deferred Compensation Plan (the “Plan”) is an unfunded supplemental retirement plan for directors of Elevance Health, Inc. (“Elevance Health”). This Plan was originally adopted as of January 1, 2005 to provide deferrals on terms compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It was further amended and restated effective January 1, 2009 to comply with final regulations issued by the Department of Treasury under Code Section 409A. It has been further amended and restated from time to time. This amendment and restatement, effective June 28, 2022, reflects the change in Anthem, Inc.’s name to Elevance Health, Inc.
ARTICLE 1
DEFINITIONS

Section 1.01Administrator. The term “Administrator” means the individual or individuals appointed by the Chief Executive Officer of Elevance Health, which individual or individuals shall have the authority to manage and control the operation of this Plan.
Section 1.02Beneficiary. The term “Beneficiary” means, for a Participant, the individual or individuals designated by that Participant in the last Beneficiary Designation Form executed by that Participant to receive benefits in the event of that Participant’s death.
Section 1.03Cash Participation Account. The term “Cash Participation Account” means the bookkeeping account maintained by the Company for each Participant reflecting cash Compensation amounts deferred under this Plan (as adjusted from time to time) and cash dividends on Company Common Stock deferred under this Plan and credited to the Participant’s Phantom Stock Participation Account, plus interest accruing at the Interest Rate on such amounts.
Section 1.04Company. The term “Company” means Elevance Health, Inc., and any successor thereof.
Section 1.05Company Common Stock. The term “Company Common Stock” means the common stock of Elevance Health, Inc.
Section 1.06Compensation. The term “Compensation” means for each Participant in any Plan Year the total amount of remuneration (including retainers, meeting fees and, if applicable, incentive compensation) for director services as paid to that Participant by the Company in that Plan Year.
Section 1.07Director. The term “Director” means each non-employee member of the Board of Directors of the Company.
Section 1.08Forms. The term “Forms” means the forms used by the Company for Plan operation and shall include the following:
(a)Enrollment Form. The term “Enrollment Form” shall be the form on which a Participant designates the amount and type (i.e. cash or Company Common Stock) of

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Compensation to be deferred under the Plan and when and how the Participant’s Participation Account shall be distributed.
(b)Beneficiary Designation Form. The term “Beneficiary Designation Form” means the form on which a Participant designates the Participant’s Beneficiary.
Section 1.09Interest Rate. The term “Interest Rate” means the annual rate of return credited to amounts held in the Participant’s Cash Participation Account. The rate shall change each January 1. The rate shall be equal to the average of the monthly average rates of the 10-year United States Treasury Notes for the twelve (12) months ending on September 30 immediately preceding such January 1 plus one hundred and fifty (150) basis points, but not to exceed one hundred twenty percent (120%) of the applicable federal long-term rate, with compounding (as prescribed under Section 1274(d) of the Code); provided, however, that the Company reserves the right to change the method of determining or to increase or decrease the Interest Rate which is credited to a Participant’s Cash Participation Account as long as the Interest Rate shall not be decreased for periods prior to such action.
Section 1.10Participant. The term “Participant” means any individual who fulfills the eligibility requirements contained in Article II of this Plan.
Section 1.11Participation Account. The term “Participation Account” means the Cash Participation Account and/or the Phantom Stock Participation Account, as applicable. A Participation Account is a bookkeeping account and is not required to be funded in any manner. The Participation Account shall be divided into a series of Plan Year Participation Accounts, one for each Plan Year for which the Participant defers any Compensation under the Plan.
Section 1.12Phantom Stock. The term “Phantom Stock” means a unit of measurement equivalent to one (1) share of Company Common Stock, with none of the attendant rights that a Company shareholder has with respect to a share of Company Common Stock, including, without limitation, the right to vote such share and the right to receive dividends or other distributions thereunder.
Section 1.13Phantom Stock Participation Account. The term “Phantom Stock Participation Account” means the bookkeeping account maintained by the Company for each Participant reflecting Company Common Stock Compensation deferred under this Plan (as adjusted from time to time) and deemed to be invested in Phantom Stock consistent with Article III. The Phantom Stock Participation Accounts are established solely for accounting purposes and shall not require a segregation of any Company assets.
Section 1.14Plan. The term “Plan” means the plan embodied by this instrument as now in effect or hereafter amended.
Section 1.15Plan Year. The term “Plan Year” means the calendar year.

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Section 1.16Plan Year Participation Account. The term “Plan Year Participation Account” means the portion of a Participation Account attributable to deferrals in a particular Plan Year.
Section 1.17Separation from Service. The term “Separation from Service” means the termination of the Director’s service as a Director with the Company and any entity in its controlled group, other than by reason of death, in compliance with Code Section 409A and the applicable Treasury Regulations issued thereunder. For purposes of the foregoing, whether an entity is in the Company’s controlled group shall be determined under the rules of Code Section 414, as modified by Code Section 409A.
ARTICLE 2
PARTICIPATION IN THE PLAN

Section 2.01Eligibility. All Directors are eligible to become Participants in this Plan; provided, however, that former Directors shall be eligible to participate to the extent they are entitled to consulting fees or continuing director fees.
Section 2.02Deferral Amounts.
(a)Amount of Deferral. The amount of Compensation to be deferred in a Plan Year shall be designated by each Participant in the Enrollment Form executed by that Participant for that Plan Year and returned to the Administrator before the beginning of the Plan Year to which it relates; provided, however, that with respect to any Compensation that is “performance based compensation” under Section 409A of the Code, such election shall be due no later than six (6) months before the end of the performance period for which such Compensation would otherwise be paid. For the Plan Year during which a person first becomes eligible to become a Participant, the Participant shall be provided by the Company the opportunity to make a special election for such Plan Year with respect to the Compensation (other than performance-based compensation) paid in such Plan Year after the date on which the person becomes an eligible Participant by completing and returning to the Administrator an Enrollment Form no later than 30 days after becoming a Participant.
(b)No Changes. Any election by a Participant to defer Compensation with respect to a particular Plan Year may not be revoked, modified or suspended after the start of that Plan Year, except to the extent permitted under Code Section 409A and the Treasury Regulations thereunder.
(c)Crediting of Deferral. The following rules govern the crediting of the deferral of Compensation under this Plan:
(i)Compensation deferred by a Participant shall be effected pro-rata from each payment of Compensation during the Plan Year.
(ii)For purposes of the allocations described in Article III, the amount of any Compensation deferred hereunder shall be credited to a Participant’s Cash Participation Account and/or Phantom Stock Participation Account, as required by Article III, on the day, but for the deferral, the deferred Compensation would have been paid.
(d)Date of Payout of a Participant’s Participation Account. Each Participant must, prior to the start of each Plan Year, elect the manner in which his or her Participation Account attributable to deferrals in a particular Plan Year will be distributed. Accordingly, the Participant shall make a separate distribution election with respect to each Plan Year by

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following the procedures described below and by satisfying such additional requirements as the Administrator may determine.
(i)At the same time the Participant files his or her deferral election for Compensation to be earned in the upcoming Plan Year, the Participant must also elect, in writing, on his or her Enrollment Form, which of the distribution options described below will govern the payment of the Plan Year Participation Account to which those deferred items of Compensation are credited.
(ii)A Participant’s Plan Year Participation Account shall be distributed as of the earliest of: (A) the July 1 following the date of the Participant’s Separation from Service, (B) the July 1 following the date of the Participant’s death, or (C) the date elected by the Participant in his or her Enrollment Form. Under distribution option (C), the date elected must be longer than the minimum deferral period or at least twelve months after the date the initial deferral election for that Plan Year Participation Account is filed.
(iii)A Participant’s Plan Year Participation Account will be distributed, based on the Participant’s election under clause (i) above in one of the following forms: (A) a lump sum, (B) five annual installments, or (C) ten annual installments. The amount of each annual installment will be either the amount (if any) specified by the Participant in his or her selected distribution schedule or the remaining balance of the Participant’s Plan Year Participation Account divided by the number of installments remaining (including the installment to be made).
(iv)Notwithstanding anything in the Plan to the contrary, upon a Participant’s Separation from Service, any outstanding deferral election shall be given effect to the extent any amounts covered by such election are paid after such event. In such circumstance, payment of deferred amounts shall be made pursuant to clause (i).
(e)Subsequent Election. A Participant may change the distribution election in effect for a Plan Year Participation Account by submitting that change to the Administrator in writing. No such election shall have any force or effect or become effective until the expiration of the twelve month period measured from the filing date of such election. In addition, each such election shall be valid only if:
(i)such election defers any distribution to be made (other than an election to have distribution made upon the Participant’s death) for at least five years after the date that distribution would have otherwise been made or commenced in the absence of such subsequent election, and
(ii)in the case of a scheduled distribution to be made pursuant to a date specified by the Participant, such election is made at least twelve months before the date of the first scheduled distribution. In no event, however, may any change to the distribution election in effect for a Plan Year Participation Account result in any acceleration of the distribution with respect to that Participation Account. For purposes of this subsection (e), in accordance with the applicable Treasury Regulations, a series of annual installments shall be treated as a single payment.
Notwithstanding anything in this subsection (e) to the contrary, in the event of the Participant’s Separation from Service or death after a subsequent election is made but before the end of the five-year delay described in clause (i) above, payment shall instead be made upon such Separation from Service or death, as the case may be.

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(f)Default Rule. If a Participant fails to complete an Enrollment Form, amounts credited to the Participant’s Plan Year Participation Account shall automatically be distributed in a single lump sum on the July 1 immediately following the earlier of the Participant’s Separation from Service or death.
(g)Payment of Small Accounts. Notwithstanding anything in this Plan to the contrary and only to the extent permitted under Section 409A of the Code, if a Participant becomes entitled to a distribution of his or her Plan Year Participation Account by reason of his or her termination of eligibility to participate in this Plan and the value of the Participant’s Participation Account balance is equal to or less than the limit then in effect under Code Section 402(g), then the Administrator may, in its sole discretion, pay to the Participant his or her entire Participation Account balance in a single lump sum cash payment. Any such payment will be made as soon as administratively feasible following the Participant’s termination of eligibility to participate in this Plan and before the later of:
(i)December 31 of the calendar year in which the Participant’s termination of eligibility to participate in this Plan occurs, or
(ii)the fifteenth (15th) day of the third month following the Participant’s termination of eligibility to participate in this Plan.
(h)409A Transition Elections. Notwithstanding any provision in the Plan to the contrary, on or before December 31, 2008, Participants may make changes to distribution elections previously filed with respect to amounts deferred under the Plan that relate to Plan Years 2005 through 2008 consistent with transition relief provided by the Department of the Treasury in Notice 2006-79, Notice 2007-86 and proposed regulations promulgated under Code Section 409A.
ARTICLE 3
PARTICIPATION ACCOUNTS

Section 3.01Deferral of Compensation. All cash Compensation deferred hereunder shall be credited to the Participant’s Cash Participation Account and all Company Common Stock Compensation deferred hereunder shall be credited in Phantom Stock to the Participant’s Phantom Stock Participation Account.
Section 3.02Cash Participation Account. Any monies credited to a Participant’s Cash Participation Account shall be credited with interest at the Interest Rate, earned daily, posted monthly and compounded annually, on the amounts held in such Cash Participation Account. At the end of the deferral period elected by the Participant, the Company, consistent with Section 2.02, shall pay the Participant in cash the value of the Participant’s Cash Participation Account.

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Section 3.03Phantom Stock Participation Account. An amount of Phantom Stock equal to the number of shares of Company Common Stock Compensation deferred hereunder shall be credited to a Participant’s Phantom Stock Participation Account. If at any time there is Phantom Stock credited to a Participant’s Phantom Stock Participation Account and there is a cash dividend on Company Common Stock, then an amount equal to the cash dividend shall be paid on the Phantom Stock held in the Participant’s Phantom Stock Participation Account as if a share of Phantom Stock was a share of Company Common Stock, by crediting such amount to the Participant’s Cash Participation Account. The number of shares of Phantom Stock allocated to the Participant’s Phantom Stock Participation Account shall be adjusted by the Administrator, as it deems appropriate in its discretion, in the event of any subdivision or combination of shares of Company Common Stock or any stock dividend, stock split, reorganization, recapitalization, or consolidation or merger with the Company, as the surviving corporation, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to shares of Company Common Stock through a spin-off or other extraordinary distribution, as if such Phantom Stock were shares of Company Common Stock. At the end of the deferral period elected by the Participant, the Company, consistent with Section 2.02, shall pay the Participant in shares of Company Common Stock the number of shares of Phantom Stock credited to the Participant’s Phantom Stock Participation Account.
ARTICLE 4
DEATH BENEFITS

If a Participant dies prior to the commencement of the Participant’s benefits under Article II, the Beneficiary of that Participant, as determined pursuant to the last Beneficiary Designation Form executed by that Participant and on file with the Administrator, shall receive the balance contained in his Participation Account in cash and/or in Company Common Stock, as applicable, in a single payment on the July 1 immediately following the Participant’s death. If a Participant dies after the commencement of the Participant’s benefits under Article III, payment of any remaining installments due shall be made to the Participant’s Beneficiary at the same times that the installments would have been paid to the Participant.
ARTICLE 5
ADMINISTRATION

Section 5.01Delegation of Responsibility. The Company may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.
Section 5.02Payment of Benefits. The amounts allocated to a Participant’s Participation Account and payable as benefits under this Plan shall be paid solely from the general assets of the Company. The Plan is unfunded. Any Compensation paid in Company Common Stock deferred under this Plan and converted into Phantom Stock shall be, on the date on which such deferred Company Common Stock is to be distributed pursuant to this Plan, converted back into Company Common Stock and be paid in Company Common Stock pursuant to the plan, agreement or arrangement under which such Compensation was paid; provided, however, fractional shares shall not be issued to a Participant but the value of such fractional shares shall be paid in cash. The payment of a benefit obligation shall be allocated among the Companies based on the portion of the Compensation which would have been paid by the applicable Company but for the deferral. No Participant shall have any interest in any specific assets of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Participant and the Company. The Companies’ obligations under this Plan are purely contractual and shall not be funded or secured in any way.

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Section 5.03Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Administrator, which shall have the final authority to adopt rules and regulations for carrying out the Plan, and to interpret, construe, and implement the provisions of the Plan.
Section 5.04Liability. Any decision made or action taken by the Board of Directors, the Administrator, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Administrator nor a member of the Board of Directors and no employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.
ARTICLE 6
AMENDMENT OR TERMINATION OF PLAN

Section 6.01Termination. The Company may at any time terminate this Plan. No additional amounts shall be permitted to be deferred from any Participant’s Compensation effective as of the first day of the Plan Year immediately following the date of Plan termination. The Company shall pay to each such Participant the balance contained in the Participant’s Participation Account at such time designated by that Participant in the Forms executed by that Participant. Upon termination of the Plan, the Company reserves the discretion to accelerate distribution of the Participation Accounts in accordance with regulations promulgated by the Department of Treasury under Code Section 409A.
Section 6.02Amendment. The Company may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Participants or their Beneficiaries with respect to the balances contained in their Participation Accounts immediately prior to the amendment.
ARTICLE 7
MISCELLANEOUS

Section 7.01Successors. This Plan shall be binding upon the successors of the Company.
Section 7.02Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

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Section 7.03No Service Contract. This Plan shall not be construed as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate director status at any time.
Section 7.04Non-Alienation. No Participant or such Participant’s Beneficiary shall have any right to anticipate, pledge, alienate, assign, sell or otherwise transfer (except by will or applicable laws of descent and distribution) any of such Participant’s rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.
Section 7.05Disclaimer. The Company makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Participants to determine such issues or any other pertinent issues to their own satisfaction.
Section 7.06Designation of Beneficiaries. Each Participant shall designate in such Participant’s Beneficiary Designation Form such Participant’s Beneficiary and such Participant’s contingent Beneficiary to whom death benefits due hereunder at the date of such Participant’s death shall be paid; provided, however, that the Beneficiary and contingent Beneficiary designated by a Participant in the last Beneficiary Designation Form executed by that Participant and on file with the Administrator shall supersede all other Beneficiary or contingent Beneficiary designations made by that Participant in any earlier Beneficiary Designation Form executed by that Participant. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases any Participant, death benefits due hereunder at that Participant’s death shall be paid to the deceased Participant’s contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none to the deceased Participant’s estate.
Section 7.07Ownership of Shares. A Participant shall have no rights as a shareholder of Company Common Stock with respect to any shares of Company Common Stock until the shares of Company Common Stock are issued or transferred to the Participant on the books of the Company.
This Plan, as amended and restated herein, has been executed on this 28th day of June, 2022 to be effective as of the same day. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of this Plan that were in effect prior to the effective date of this amended and restated Plan.

ELEVANCE HEALTH, INC.
/s/ Gail Boudreaux
Gail Boudreaux President & Chief Executive Officer